Exhibit 99.1


     Analog Devices Announces Results for Second Quarter of Fiscal Year 2006


     NORWOOD, Mass.--(BUSINESS WIRE)--May 11, 2006--Analog Devices, Inc. (NYSE:
ADI)

     -- Board of Directors increases quarterly dividend to $0.16 from $0.12 per share;

     -- Financial results for the second quarter and guidance for the third quarter of fiscal 2006 will be discussed via conference call today at 4:30 pm.

     Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced revenue of $643.9 million for the second quarter of fiscal 2006, an increase of 7% compared to the same period one year ago and an increase of 4% compared to the immediately prior quarter.
     Net income under generally accepted accounting principles (GAAP) was $145.8 million for the second quarter. Diluted earnings per share (EPS) was $0.39 for the second quarter.
     The GAAP results for the second quarter of fiscal 2006 include the following items: a gain of $13 million related to the previously-announced sale of the digital signal processing (DSP)-based digital subscriber line (DSL) application-specific integrated circuit (ASIC) and network processor product line; expenses of $6 million included in cost of sales and related to previously-announced restructuring actions; and $17 million of non-cash stock option expense. These items reduced diluted EPS by $0.02 in the second quarter.
     The cash dividend was increased to $0.16 per outstanding share of common stock. The dividend will be paid on June 14, 2006 to all shareholders of record at the close of business on May 26, 2006. This is an increase from the $0.12 dividend paid in March of 2006.
     "The second quarter was a good quarter for ADI, led by strong growth in sales to our industrial instrumentation, consumer electronics, and wireless infrastructure customers," said Jerald G. Fishman, ADI's president and chief executive officer. "Data converter, amplifier, and general-purpose DSP products were the fastest-growing product categories compared to the immediately prior quarter."

     Profit Margins

     Gross margin for the second quarter of fiscal 2006 was $380.7 million, or 59.1% of sales. In the second quarter of fiscal 2006, gross margin was reduced by $6.9 million, or 1.1% of sales, as a result of stock option expense and previously announced manufacturing restructuring-related expense.
     Operating profits for the second quarter of fiscal 2006 totaled $151.4 million, or approximately 23.5% of sales. In the second quarter of fiscal 2006, operating profits were reduced by $22.8 million, as a result of stock option expense and previously announced restructuring-related expense.

     Cash Flow and Balance Sheet

     Cash flow from operations totaled $205.1 million, or approximately 32% of sales, for the second quarter. Capital expenditures totaled $28.8 million. The company repurchased approximately 6.2 million shares of ADI common stock for $237.7 million and paid $44.2 million in cash dividends. Cash and short term investments totaled approximately $2.7 billion at the end of the second quarter.
     In the second quarter, inventory increased by approximately $21.6 million compared to the immediately prior quarter. Days cost of sales in inventory was 125 days at the end of the second quarter of fiscal 2006, compared to 124 days one year ago and 118 days at the end of the immediately prior quarter. The company increased inventory in preparation for the planned to shutdown of its California wafer fabrication facility and to fulfill planned sales growth for the third quarter.
     Days sales in accounts receivable were 51 days at the end of the second quarter, compared to 49 days one year ago and 47 days at the end of the immediately prior quarter. The increase was primarily due to a disproportionate amount of shipments in the last month of the quarter as supply issues earlier in the quarter were resolved.

     Revenue Analysis By Product

     During the second quarter of fiscal year 2006, analog products totaled 84% of sales and DSP products totaled 16% of sales.
     Revenue from analog products grew 11% compared to the same period one year ago and 5% compared to the immediately prior quarter. Data converter product sales grew 8%, amplifier sales grew 9%, and other analog product sales declined 3% compared to the immediately prior quarter. Revenue from each of these analog product categories increased on a year-over-year basis.
     Revenue from DSP products declined 10% compared to the same period one year ago and 4% compared to the immediately prior quarter due primarily to the previously announced sale of the DSP-based DSL ASIC and network processor product line. General-purpose DSP product sales grew 6% compared to the immediately prior quarter.

     Revenue Analysis By End Market

     Revenue from both the industrial and consumer end markets grew sequentially and year-over-year.
     Revenue from the industrial end market, which includes factory automation, scientific and medical instrumentation, semiconductor automatic test equipment
(ATE), defense electronics, and automotive applications, totaled approximately 42% of sales in the second quarter.

     Revenue from the consumer end market totaled approximately 17% of sales in the second quarter.
     Within the communications end market, revenue from wireless infrastructure customers grew significantly compared to the immediately prior quarter. Revenue from wireless handset customers also grew while revenue from networking customers declined, as expected, due to the previously announced sale of the DSP-based DSL ASIC and network processor product line.
     Overall, revenue from the communications end markets totaled approximately 29% of sales in the second quarter of fiscal year 2006.
     In line with the broader computer industry trends, revenue from customers in the computer end market declined during the quarter and was approximately 12% of sales.

     Outlook for the Third Quarter of Fiscal 2006

     Regarding the near term outlook, Mr. Fishman said, "Orders and backlog increased significantly during the second quarter. Our OEM customers and our distributors are signaling significant increases in demand for our analog and DSP products. In aggregate, we are planning for revenue in the range of $675 million to $685 million."
     ADI is planning for gross margin in the third quarter to be approximately the same as the second quarter of fiscal 2006.
     Operating expenses are planned to increase a few percent compared to the second quarter, primarily due to increased profit sharing and commissions as sales and operating margin expand.
     Diluted EPS is planned to be in the range of $0.38 to $0.39 for the third quarter of fiscal 2006, which includes approximately $0.06 for stock option expenses, previously-announced restructuring expenses, and expenses associated with a previously-announced acquisition.
     The plan for third quarter is for days sales in accounts receivable to decline to approximately 48 days.
     Days cost of sales in inventory is planned to decline in the third quarter compared to the second quarter.

     Supplemental Information

     In order to help investors compare current results to ADI's history and thereby better understand the underlying trends in the company's business, ADI has provided a table of supplemental information with this release, and on its website, which includes estimates of the impact of stock option expense, the impact of previously announced restructuring-related expenses, the impact of the gain from the sale of the DSP-based DSL ASIC and network processor product line, and the impact of expenses associated with a previously announced acquisition on the company's 2006 quarterly financial statements.

     Conference Call Scheduled for 4:30

     Mr. Fishman will discuss the second quarter's results and the near-term outlook via webcast, accessible from www.analog.com, today beginning at 4:30 pm EST. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."
     A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 8553665 or by visiting the Investor Relations page on ADI's web site.

     About Analog Devices

     Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker "ADI" and is included in the S&P 500 Index.
     Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

     This press release contains forward-looking statements, including our statements regarding expected sales growth, revenue, earnings, operating margins, and other financial results, expected increases in customer demand for our products, and expected cash dividends, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, and involve certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices' expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include the effects of adverse changes in overall economic conditions, currency exchange rate fluctuations, the timing and duration of market upturns and downturns, the growth or contraction of the markets we serve, demand for semiconductors generally and for our products in particular, the risk that our backlog could decline significantly, adverse results in various litigation matters, our ability to hire engineers, salespeople and other qualified employees needed to meet the expected demands of our customers, reversals or slowdowns in the markets or customers served by our products, the adverse effects of building inventories to meet planned growth that fails to materialize, the occurrence and frequency of inventory and lead-time reduction cycles, raw material availability, availability of both internal and external manufacturing capacity, technological and product development risks, competitors' actions and technological innovations, and other risk factors described in our most recent Form 10-Q for the fiscal quarter ended January 28, 2006, as filed with the Securities and Exchange Commission.

                   Analog Devices, Second Quarter, Fiscal 2006

                          Sales/Earnings Summary (GAAP)
                    (In thousands, except per-share amounts)

                                           2Q 06     1Q 06     2Q 05
------------------------------------------------ --------- ---------
  Three Months Ended                   April 29,  January  April 30,
                                            2006  28, 2006      2005
------------------------------------------------ --------- ---------
Net Sales                              $643,872  $621,302  $603,726
   Y/Y Growth                                 7%        7%      -11%
   Q/Q Growth                                 4%        0%        4%
Cost of Sales                           263,201   260,515   257,327
Gross Margin                            380,671   360,787   346,399
   Percent of Sales                        59.1%     58.1%     57.4%
------------------------------------------------ --------- ---------
Operating Expenses:
   R&D                                  131,848   131,288   126,642
   Selling, Marketing and G&A            97,432    96,281    85,813
   Special Charges                            -     1,013         -
------------------------------------------------ --------- ---------
Operating Income                        151,391   132,205   133,944
   Percent of Sales                        23.5%     21.3%     22.2%
------------------------------------------------ --------- ---------
Other Income                            (39,225)  (20,592)  (16,768)
------------------------------------------------ --------- ---------
Income Before Tax                       190,616   152,797   150,712
Provision for Taxes                      44,795    32,240    33,113
   Tax Rate                                23.5%     21.1%       22%
------------------------------------------------ --------- ---------
Net Income                             $145,821  $120,557  $117,599
   Percent of Sales                        22.6%     19.4%     19.5%
------------------------------------------------ --------- ---------

Shares used for EPS - Basic             364,225   366,135   370,674
Shares used for EPS - Diluted           376,811   380,337   382,337

Earnings per Share - Basic                $0.40     $0.33     $0.32
Earnings per Share - Diluted              $0.39     $0.32     $0.31

Dividends paid per share                  $0.12     $0.12     $0.06
------------------------------------------------ --------- ---------




                   Supplemental Information

    Our GAAP Financial Statements Include the Following Amounts of
      Stock-based Compensation Expense Related to the Adoption of FAS123R, Restructuring Related Expense, Tax Expense Associated
     with the Repatriation of Foreign Earnings, Gain on Sale of a Product Line and Acquisition Related Costs

               (in thousands, except per-share amounts)

                         4Q 05     1Q 06    2Q 06     3Q 06     4Q 06
                        Actual    Actual   Actual  Estimate  Estimate
COST OF SALES
  Stock-based
   compensation
   expense                 $-      $954     $990    $2,848    $2,944
  Restructuring
   related expenses         -     5,903    5,877     5,877     5,877
------------------------------ --------- -------- --------- ---------
GROSS MARGIN                -    (6,857)  (6,867)   (8,725)   (8,821)
      % Sales             0.0%     -1.1%    -1.1%
------------------------------ --------- -------- --------- ---------
OPERATING EXPENSE
  Engineering -
   stock-based
   compensation
   expense                  -     9,562    8,282     7,409     6,778
  Selling, Marketing,
   G&A - stock-based
   compensation
   expense                  -    10,090    7,684     7,258     6,730
  Acquisition related
   costs                    -         -        -     5,000         -
  Special charges      31,480     1,013        -         -     7,407
------------------------------ --------- -------- --------- ---------
TOTAL OPERATING
 EXPENSE               31,480    20,665   15,966    19,667    20,915
      % Sales             5.1%      3.3%     2.5%
------------------------------ --------- -------- --------- ---------
OPERATING PROFIT
 (LOSS) BEFORE TAX    (31,480)  (27,522) (22,833)  (28,392)  (29,736)
      % Sales            -5.1%     -4.4%    -3.5%
------------------------------ --------- -------- --------- ---------
Non-operating expense
 (income)                   -         -  (13,027)        -         -
      % Sales             0.0%      0.0%    -2.0%
------------------------------ --------- -------- --------- ---------
Tax benefit of above
 items                (10,118)   (8,344)  (2,279)   (7,761)   (9,486)
Tax expense
 associated with the
 repatriation of
 foreign earnings      48,768         -        -         -         -
------------------------------ --------- -------- --------- ---------
NET INCOME (LOSS)    $(70,130) $(19,178) $(7,527) $(20,631) $(20,250)
      % Sales           -11.3%     -3.1%    -1.2%
------------------------------ --------- -------- --------- ---------
EARNINGS (LOSS) PER
 SHARE
Repatriation of
 foreign earnings     $(0.128)       $-       $-        $-        $-
Gain on sale of a
 product line               -         -    0.022         -         -
Stock-based
 compensation               -    (0.039)  (0.032)   (0.033)   (0.031)
Restructuring related
 expenses              (0.054)   (0.012)  (0.010)   (0.010)   (0.023)
Acquisition related
 costs                      -         -        -    (0.012)        -
------------------------------ --------- -------- --------- ---------
EARNINGS (LOSS) PER
 SHARE                $(0.182)  $(0.051) $(0.020)  $(0.055)  $(0.054)
------------------------------ --------- -------- --------- ---------


         Analog Devices, Second Quarter, Fiscal 2006

          Selected Balance Sheet Information (GAAP)
                        (In thousands)

                                    2Q 06       1Q 06       2Q 05
----------------------------- ----------- ----------- -----------
                               April 29,  January 28,  April 30,
                                     2006        2006        2005
----------------------------- ----------- ----------- -----------
Cash & Short-term Investments $2,692,796  $2,735,114  $2,617,259
Accounts Receivable, Net         357,880     317,730     320,972
Inventories (1)                  359,420     337,835     350,896
Other Current Assets             147,380     151,302     126,865
----------------------------- ----------- ----------- -----------
  Total Current Assets         3,557,476   3,541,981   3,415,992
PP&E, Net                        561,538     576,798     636,249
Investments                       30,532      29,249     300,303
Intangible Assets                166,795     167,186     168,063
Other                             87,006      58,964      67,719
----------------------------- ----------- ----------- -----------
Total Assets                  $4,403,347  $4,374,178  $4,588,326
----------------------------- ----------- ----------- -----------

Deferred Income-Shipments to
 Distributors                   $152,864    $132,332    $128,957
Other Current Liabilities        542,820     471,851     413,969
Non-Current Liabilities           64,732      60,366     329,532
Stockholders' Equity           3,642,931   3,709,629   3,715,868
----------------------------- ----------- ----------- -----------
Total Liabilities & Equity    $4,403,347  $4,374,178  $4,588,326
----------------------------- ----------- ----------- -----------
Days Sales Outstanding                51          47          49
Days Cost of Sales in
 Inventory                           125         118         124

(1) includes $3,947 and $1,937 related to stock-based compensation expense in 2Q06 and 1Q06, respectively.


                  Cash Flow Statement (GAAP)
                        (In thousands)

                                        2Q 06     1Q 06     2Q 05
----------------------------------- --------- --------- ---------
Three Months Ended                  April 29,  January  April 30,
                                         2006  28, 2006      2005
----------------------------------- --------- --------- ---------
Cash flows from operating
 activities:
  Net Income                        $145,821  $120,557  $117,599
  Adjustments to reconcile net
   income to net cash provided by
   operations:
       Depreciation                   42,687    43,079    39,013
       Amortization of intangibles       404       404       685
       Stock-based compensation       17,217    21,307       786
       Gain on sale of a product
        line                         (13,027)        -         -
       Non-cash portion of special
        charge                             -       459         -
       Other non-cash expense             23       557        33
       Tax benefit - stock option
        exercises                    (14,736)        -         -
       Deferred income taxes          (4,776)  (15,625)    6,423
       Changes in operating assets
        and liabilities               31,526     4,517    10,662
----------------------------------- --------- --------- ---------
   Total adjustments                  59,318    54,698    57,602
----------------------------------- --------- --------- ---------
Net cash provided by operating
 activities                          205,139   175,255   175,201
----------------------------------- --------- --------- ---------
 Percent of Sales                       31.9%     28.2%     29.0%
----------------------------------- --------- --------- ---------

Cash flows from investing
 activities:
  Additions to property, plant and
   equipment, net                    (28,822)  (20,360)  (21,632)
  Purchases of short-term
   available-for-sale investments   (421,103) (954,871) (942,687)
  Maturities of short-term
   available-for-sale investments    441,630   726,807   824,864
  Proceeds from sale of a product
   line                               23,070         -         -
  Decrease (increase) in other
   assets                                330     3,526       (96)
----------------------------------- --------- --------- ---------
Net cash provided (used) by
 investing activities                 15,105  (244,898) (139,551)
----------------------------------- --------- --------- ---------

Cash flows from financing
 activities:
  Dividend payments to shareholders  (44,191)  (44,094)  (22,257)
  Repurchase of common stock        (237,709) (125,098) (123,493)
  Net proceeds from employee stock
   plans                              20,994    38,685    14,818
  Tax benefit - stock option
   exercises                          14,736         -         -
----------------------------------- --------- --------- ---------
Net cash used for financing
 activities                         (246,170) (130,507) (130,932)
----------------------------------- --------- --------- ---------
Effect of exchange rate changes on
 cash                                    562       414       314
----------------------------------- --------- --------- ---------

Net decrease in cash and cash
 equivalents                         (25,364) (199,736)  (94,968)
Cash and cash equivalents at
 beginning of period                 427,855   627,591   409,336
----------------------------------- --------- --------- ---------
Cash and cash equivalents at end of
 period                             $402,491  $427,855  $314,368
----------------------------------- --------- --------- ---------



    CONTACT: Analog Devices, Inc.
             Maria Tagliaferro
             781-461-3282 (phone)
             781-461-3491 (fax)
             investor.relations@analog.com (email)